Exhibit 99.2

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Company Contact	Public Relations Contact	Investor Relations Contact
Mark Hall, Senior Vice President	John Abrashkin,	John Baldissera
Environmental Power Corporation	Richchet Public Relations	BPC Financial Marketing
(630) 292-3914	(212) 679-3300 x121	1-800-368-1217
mhall@environmentalpower.com	jabrashkin@ricochetpr.com	ir@barrettopacific.com

Environmental Power Corporation Announces Intent to Dispose of

Interest in Scrubgrass Generating Facility

EPC Reinforces Focus on Renewable Natural Gas and Carbon Market

PORTSMOUTH, N.H., May 31, 2007 — Environmental Power Corporation (AMEX: EPG) announced today that its Board of Directors has unanimously authorized management to enter into negotiations finalizing the termination of the leasehold interest in the 83 megawatt waste coal-fired electric generating station located in Venango County, Pennsylvania known as the Scrubgrass Facility. The contemplated termination of the Facility lease and related cancellation of indebtedness of the Company’s subsidiary EPC Corporation is expected to have a combined transaction value of approximately $3.0 million.

The Company’s subsidiary Buzzard Power Corporation (“Buzzard”) leases the Scrubgrass Facility under a 22-year lease, signed in 1994, from Scrubgrass Generating Company, L.P., which is now co-owned by Cogentrix, Inc. (“Cogentrix”) and Energy Partners, L.P. (“ArcLight”). The Company expects that it will receive a cash payment, the lease will be terminated, and all obligations of all parties relative to the lease arrangement will be cancelled. The anticipated agreement would resolve all issues relating to possible present and future defaults by Buzzard under the lease for the Scrubgrass Facility and related forbearance, as described in the Company’s filings with the Securities and Exchange Commission.

It is further contemplated that the Company’s subsidiary EPC Corporation will enter into a contemporaneous agreement with Crystal Creek Coalpower Funding LLC, an affiliate of ArcLight, to cancel $2.7 million of EPC Corporation indebtedness.

Closing is expected to be conditioned on obtaining normal project-financing consents, none of which is expected to be withheld or materially delayed.

As a result of the Board’s decision, the Company will be treating its operations relating to Buzzard as discontinued. The results of the discontinuation will be reflected in the Company’s financial statements for the period ending June 30, 2007, which will be set forth in the next Form 10-Q to be filed with the U.S. Securities and Exchange Commission.

Richard E. Kessel, the Company’s Chief Executive Officer, commented, “We have not realized any meaningful synergies between Buzzard’s leasehold interest in a coal-fired facility and our platform for growth, Microgy, Inc. Microgy continues to be our focus and offers significant opportunities via the generation of our trademarked renewable natural gas product as well as carbon credits. Buzzard, on the other hand, given the Company’s limited leasehold position and the previous monetization of a significant portion of any future cash flows through the ArcLight loan, has been essentially a passive, static investment for us. It has not generated any cash for the prior two years while negatively impacting our P&L by $0.20 per share in 2005 and $0.21 per share in 2006.”

“Our focus necessarily has to be on realizing the vision for Microgy in North America, where shareholder value can be realized. Therefore, the time has come to take the next logical step in our Company’s evolution, by disposing of this legacy asset whose value to EPC has diminished over time and concentrating our entire resources on growing Microgy. I have every confidence in the ability of our management team to realize the opportunities that lie ahead, and we want our team to be focused on the business of producing renewable natural gas and thereby increasing shareholder value. We fully expect that we will be able to complete final agreements with Cogentrix and ArcLight and close by the end of the third quarter.”

Kessel concluded, “I want to voice my appreciation and the appreciation of our Board to Cogentrix and ArcLight for their efforts to date to achieve a mutually acceptable outcome for all concerned parties.”

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at http://www.environmentalpower.com.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words "may," "assumes," "forecasts," "positions," "predicts," "strategy," "will," "expects," "estimates," "anticipates," "believes," "projects," "intends," "plans," "budgets," "potential," "continue," "targets" "proposed," and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions; technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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